EXHIBIT 8.4

1717 Main Street, Suite 3700
Dallas, Texas 75201
214.659.4400 Phone
214.659.4401 Fax
andrewskurth.com
June 30, 2006
Remington Oil and Gas Corporation
8201 Preston Road, Suite 600
Dallas, Texas 75225-6211
TAX OPINION
Ladies and Gentlemen:
          You have requested our opinion as to certain federal income tax consequences under the Internal Revenue Code of 1986, as amended (the “Code”), resulting from the merger (the “Merger”) of Remington Oil and Gas Corporation, a Delaware corporation (the “Company”), with and into Cal Dive Merger — Delaware, Inc., a Delaware corporation (“Sub”), pursuant to the Agreement and Plan of Merger dated as of January 22, 2006, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of January 24, 2006 (as so amended, the “Merger Agreement”) entered into by and among Helix Energy Solutions Group, Inc., a Minnesota corporation (“Parent”), Sub (Sub being wholly owned by Parent) and the Company. Terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.
          In connection with this opinion, we have examined and relied upon (i) the Merger Agreement, (ii) the Proxy Statement/Prospectus of Parent (the “Proxy Statement/Prospectus”) included as part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Registration Statement”), (iii) the representation letters dated in accordance with Section 5.17 of the Merger Agreement and delivered by Parent and the Company to us, and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below (all documents described in this sentence are collectively referred to as the “Documents”).
          For purposes of this opinion, we have assumed (i) that the Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus, (ii) that the Documents are complete and authentic and have been duly authorized, executed and delivered, (iii) that all of the information, facts, statements, representations and covenants contained in the Documents (without regard to any qualification stated therein and without undertaking to verify such information, facts, statements, representations and covenants by independent investigation) are true and accurate at all relevant times (including as of the Effective Time), (iv) that the respective parties to the Documents and all parties referred to therein will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents, and (v) that none of the terms and conditions contained in the Documents has been or will be waived or modified in any respect. Any change in the accuracy or completeness of any of the information, facts, statements, representations,

Remington Oil & Gas Corporation
June 30, 2006

covenants, Documents or assumptions on which our opinion is based could affect our conclusions.
          Subject to the limitations and qualifications set forth herein, we are of the opinion, based on existing provisions of the Code, existing Treasury regulations, existing court decisions, and existing public rulings and other administrative interpretations, and based on our review of the Documents, that:
     (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;
     (ii) each of Parent and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code;
     (iii) no gain or loss will be recognized by Parent, the Company or Sub as a result of the Merger; and
     (iv) no gain or loss, except with respect to the amount of Cash Consideration received, cash received in lieu of fractional shares and cash received by Dissenting Stockholders, will be recognized by a stockholder of the Company as a result of the Merger with respect to the shares of the Company Common Stock converted into shares of Parent Common Stock by such stockholder.
          Our opinion is based, in part, upon relevant legal authority in effect as of the date hereof. We provide no assurance that the legal authority upon which this opinion is based will not be amended, revoked or modified (with or without retroactive effect) in a manner which would affect or change our conclusions. Furthermore, should any of the representations or assumptions set forth or referred to above prove to be inaccurate, as of the Effective Time, our opinion may change.
          Our opinion is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Specifically, no opinions are expressed with respect to the tax consequences of the Merger under any foreign, state, or local tax law. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement it to reflect any change of fact, circumstance, or law after the date hereof.
          In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. Finally, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusions. Thus, there can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if litigated.

Remington Oil & Gas Corporation
June 30, 2006

          This letter is for the sole benefit of the addressee and may not be quoted, filed with any governmental authority, or otherwise circulated or relied upon by any other person or for any other purposes without our prior written consent.

Very truly yours,

/s/ ANDREWS KURTH LLP

TRP/TWF